Exhibit 4.1

ARTICLES SUPPLEMENTARY

of

THE SERIES B PREFERRED STOCK

of

GTJ REIT, INC.

(Under Section 2-208 of the Maryland General Corporation Law)

To the State Department

of Assessments and Taxation

State of Maryland

FIRST:  The name of the corporation (the “Corporation”) is GTJ REIT, Inc.

SECOND:  Under the authority contained the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, has classified and designated 6,500,000 shares of the authorized but unissued Preferred Stock of the Corporation as Series B Preferred Stock.  A description of the said Series B Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, dividends and other distributions, qualifications, and terms and conditions of redemption, as set by the Board of Directors, is as follows:

SERIES B PREFERRED STOCK

Section 1.              Designation of Series and Number of Shares.  The shares of such series shall be designated as “Series B Preferred Stock” (the “Series B Preferred Stock”), and the number of shares constituting the Series B Preferred Stock shall be 6,500,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding less than the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

Section 2.              Dividends and Distributions.  The holders of the outstanding shares of Series B Preferred stock shall not be entitled to any preferential dividends, but shall participate in any dividends payable on the shares of common stock, par value $0.001 (the “Common Stock”), of the Corporation, such that dividends payable on each outstanding share of Series B Preferred Stock shall be equal to the dividends payable on each outstanding share of Common Stock.

Section 3.              Voting Rights.  The holders of shares of Series B Preferred Stock shall have no voting rights.

Section 4.              Conversion into Common Stock.  The holders of the Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”), subject to the Common Share Ownership Limit:

(A)          Automatic Conversion.  Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, without any further action of on the part of the holder thereof, on a one for one basis, or as adjusted pursuant to Section 4(C) below (the “Conversion Rate”), in the event of:  (i) the completion by the Corporation of a public offering pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in aggregate net proceeds to the Corporation of at least one hundred million ($100,000,000) dollars (the “IPO”); (ii) a merger or consolidation of the Corporation with or into another corporation or entity in which the stockholders of the Corporation immediately prior to such event(s) do not own at least a majority of the outstanding shares of the surviving corporation or entity; or (iii) the sale, lease or other transfer (in one or a series of related transactions) of all or substantially all of the Corporation’s assets;

(B)          Optional Conversion.  Each share of Series B Preferred Stock may be converted into shares of Common Stock, on a one-for-one basis, or as adjusted pursuant to the Conversion Rate, at the option of the holder of any shares of Series B Preferred Stock by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted.

A conversion under 4 (B) above shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for the shares to be converted are delivered to the Corporation or the transfer agent.  Such date is referred to herein as the “Conversion Date.”  As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check in the case with respect to any fractional interest in a share of Common Stock as provided in Section 4(C).  The person in whose name the certificate(s) for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversation Date.  Upon conversion of only a portion of the number of shares represented by a certificate of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered, at the expense of the Corporation, a new certificate in the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered. Notwithstanding the foregoing, in no event shall a conversion under 4(B) result in (x) the holder seeking to convert the Series B Preferred Stock to Common Stock owning a greater percentage of Common Stock than the largest holder of Common Stock of the Corporation immediately prior to the conversion.

(C)          No Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at anyone time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then current market price.

(D)          Adjustment of Shares. The Conversion Rate shall be subject to adjustment from time to time as follows:

(i)            If the Corporation shall (a) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (b) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the holder of any shares of Series B Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series B Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

(ii)           In case of any consolidation with or merger of the Corporation with or into another Corporation, or in case of any sale, lease or conveyance to another Corporation of the assets of the Corporation as an entity or substantially as an entity, each share of Series B Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series B Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series B Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion or other securities or property thereafter deliverable on the conversion of the shares of Series B Preferred Stock.

(iii)          In any case in which the provisions of this Section 4(D) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (a) issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment and (b) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to this Section 4(D); provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(E)      Notice to Transfer Agent.  Whenever the Conversion Rate shall be adjusted as provided in Section 4(D), the Corporation shall forthwith file in the office of any transfer agent for the Series B Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid to each holder of shares of Series B Preferred Stock at its address appearing on the Corporation’s records.

(F)       Notice to Holders of Shares of Series B Preferred Stock.  In the event the Corporation shall propose to take any action of the type that would result in an adjustment in the Conversion Rate as provided in Section 4(D), the Corporation shall give notice to each holder of shares of Series B Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Rate and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(G)      Taxes.  The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series B Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

(H)      Reserve.  The Corporation shall reserve at all times so long as any shares of Series B Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock, or if it cannot do so, to use all reasonable efforts to effect on increase in the authorized Common Stock of the Corporation.

(I)       Validity.  All shares of Common Stock which shall be issued upon conversion of the shares of Series A Preferred Stock will, upon issuance by the Corporation, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause the contrary result.

Section 5.              Reacquired Shares.  Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.              Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, there shall be no preference given to holders of the Series B Preferred Stock to the aggregate assets available for distribution.  Each holder of Series B Preferred Stock shall be entitled to receive, ratably with each holder of Common Stock and Preferred Stock, that portion of such aggregate assets available for distribution as the number of outstanding Series B Preferred Stock held by such holder bears to the total number of outstanding Common Stock and Preferred Stock.

Section 7.              Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation,  merger,  combination  or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly  exchanged or changed in an amount per share (subject to the provision for  adjustment  hereinafter set forth) equal to one (1) times the aggregate amount of shares, securities, cash or any other  property (payable in kind), as the case may be, into which or for which each Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.              Redemption.  The Series B Preferred Stock shall not be redeemable.

Section 9.              Ranking.  The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, pari pasu to all series of any other class of the Corporation’s Preferred Stock and Common Stock except if otherwise set forth under the terms of such other series.

Section 10.            Amendment.  The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of all of the holders of the outstanding shares of Series A Preferred Stock, voting together as a single class.

THIRD:  This document shall become effective on the date of its filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 10th day of January, 2013.

ATTEST:		GTJ REIT, INC.

By:	/s/ Douglas A. Cooper	By:	/s/ David J. Oplanich
Name:	Douglas A. Cooper	Name:	David J. Oplanich
Title:	Secretary	Title:	Chief Financial Officer